     Exhibit 99.1

For Immediate Release
Contact:
Bruce Riggins	Jerry Daly or Carol McCune
VP, Strategic Planning & Analysis	Daly Gray Public Relations (Media)
(703) 812-7223	(703) 435-6293

MeriStar Hospitality Names Paul J. Klaassen to Board of Directors

     ARLINGTON, Va., July 29, 2004—MeriStar Hospitality Corporation (NYSE: MHX), one of the nation’s largest hotel real estate investment trusts (REIT), today announced that Paul J. Klaassen has been elected to the company’s board of directors. Klaassen is founder, chairman and chief executive officer of McLean, Va.-based Sunrise Senior Living, Inc. (NYSE: SRZ), the nation’s largest provider of senior-living services.

     “Paul Klaassen’s more than two decades of experience in a parallel industry makes him an invaluable addition to our board,” said Paul W. Whetsell, chairman. “We also expect to benefit from his substantial expertise as we continue to execute our strategies of internal and external growth by repositioning our portfolio through renovations and selective acquisitions.”

     Klaassen has served as chairman and CEO of Sunrise Senior Living since he founded that organization with his wife, Terry, in 1981. He is the founding chairman and a director of the Assisted Living Federation of America (ALFA). He serves as a director of the U.S. Chamber of Commerce and The National Chamber Foundation. He is a member of the board of trustees of The Hudson Institute, The Ethics and Public Policy Center, The Trinity Forum and the Advisory Committee for the Department of Health Care Policy at Harvard University Medical School. Klaassen also serves as the vice chairman of the Netherland-America Foundation.

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MeriStar Hospitality

     Arlington, Va.-based MeriStar Hospitality Corporation owns 77 principally upscale, full-service hotels in major markets and resort locations with 21,619 rooms in 22 states and the District of Columbia. The company owns hotels under such internationally known brands as Hilton, Sheraton, Marriott, Ritz-Carlton, Westin, Doubletree and Radisson. For more information about MeriStar Hospitality Corporation, visit the company’s Web site: www.meristar.com.

     This press release contains forward-looking statements about MeriStar Hospitality Corporation, including those statements regarding future operating results, the timing and composition of revenues and expected proceeds from asset sales, among others. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the following: the continuing uncertainty of the national economy; economic conditions generally and the real estate market specifically; the effect of threats of terrorism and increased security precautions on travel patterns and demand for hotels; the threatened or actual outbreak of hostilities and international political instability; governmental actions; legislative/regulatory changes, including changes to laws governing the taxation of REITs; level of proceeds from asset sales; cash available for capital expenditures; availability of capital; ability to refinance debt; rising interest rates; rising insurance premiums; competition; supply and demand for hotel rooms in our current and proposed market areas; other factors that may influence the travel industry, including health, safety and economic factors; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.